Exhibit 99.1

Oracle Hires Mark Hurd as President

Hurd Joins Oracle’s Board of Directors

REDWOOD SHORES, Calif., September 6, 2010 – Oracle (NASDAQ: ORCL) today announced that Mark V. Hurd has joined Oracle as President and has been named to Oracle’s Board of Directors. Mr. Hurd will report to Oracle CEO Larry Ellison.

“Mark did a brilliant job at HP and I expect he’ll do even better at Oracle,” said Oracle CEO Larry Ellison. “There is no executive in the IT world with more relevant experience than Mark. Oracle’s future is engineering complete and integrated hardware and software systems for the enterprise. Mark pioneered the integration of hardware with software when Teradata was a part of NCR.”

“Mark is an outstanding executive and a proven winner,” said Oracle President Safra Catz. “I look forward to working with him for years to come. As Oracle continues to grow we need people experienced in operating a $100 billion business.”

“I believe Oracle’s strategy of combining software with hardware will enable Oracle to beat IBM in both enterprise servers and storage,” said Mark Hurd. “Exadata is just the beginning. We have some exciting new systems we are going to announce later this month at Oracle OpenWorld. I’m excited to be a part of the most innovative technology team in the IT industry.”

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions and prospects are “forward-looking statements” and are subject to material risks and uncertainties. When used in this press release, the words “will”, “future”, “expect”, “look forward to”, similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on Oracle’s Investor Relations website at http://www.oracle.com/investor. All information set forth in this press release is current as of September 7, 2010. Oracle undertakes no duty to update any statement in light of new information or future events.

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Contact:

Deborah Hellinger

Oracle Corporate Communications

212.508.7935

Deborah.hellinger@oracle.com